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EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

        We hereby consent to the use in the Prospectus constituting a part of this Registration Statement (File No. 333-107750) of our report dated March 4, 2005, relating to the balance sheet of Cornerstone Realty Fund, LLC as of December 31, 2004 and the related statements of operations, members' capital and cash flows for the year then ended, our report dated January 4, 2005 relating to the statement of revenue and certain expenses of Zenith Drive Center for the year ended December 31, 2003 and our report dated May 24, 2005 relating to the statement of revenue and certain expenses of Paramount Business Center for the year ended December 31, 2004, which are contained in that Prospectus of Cornerstone Realty Fund, LLC for the registration of 74,000 units included in Post-Effective Amendment No. 3 to the Registration Statement.

        We also consent to the reference to us under the caption "Experts" in the Prospectus.

                      /s/ BDO SEIDMAN, LLP

Costa Mesa, California
July 21, 2005

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Consent of Independent Registered Public Accounting Firm